Consent of Independent Registered Public Accounting Firm

Interpace Diagnostics Group, Inc.

Parsippany, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2017, relating to the consolidated financial statements and schedules of Interpace Diagnostics Group, Inc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Woodbridge, New Jersey

May 22, 2017